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                                                                  EXHIBIT (i)(2)


June 1, 2004


Calamos Investment Trust
1111 East Warrenville Road
Naperville, Illinois 60563-1493

Ladies and Gentlemen:

We hereby consent to the reference in Post-Effective Amendment No. 35 to Act Registration No. 33-19228 and Amendment No. 38 to Investment Company Act Registration No. 811-5443 (together, the "Amendment") to the Registration Statement on Form N-1A (the "Registration Statement") of Calamos Investment Trust, a Massachusetts business trust (the "Registrant"), to our opinion with respect to the legality of the shares of the Registrant representing interests in each of the Trust's series designated Calamos Convertible Fund, Calamos Global Growth and Income Fund, Calamos Growth and Income Fund, Calamos Growth Fund, Calamos Market Neutral Fund, Calamos High Yield Fund, Calamos Blue Chip Fund, and Calamos Value Fund that are the subject of the Registration Statement.

We also hereby consent to the filing of this consent as an exhibit to the Amendment.

This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP